AGREEMENT OF PURCHASE AND SALE

between

MB LINCOLN MALL, L.L.C.,
a Delaware limited liability company

and

LINCOLN MALL OWNER LLC,
a Delaware limited liability company

Dated as of February 13, 2019

LINCOLN MALL
Lincoln, Rhode Island

TABLE OF CONTENTS

ARTICLE 1    INCORPORATION/INTEREST INCLUDED IN SALE

1.1    Incorporation
1.2    Sale of Property

ARTICLE 2    PURCHASE PRICE
2.1    Deposit Provisions

ARTICLE 3    CLOSING

ARTICLE 4     PURCHASER’S INSPECTION
4.1    Deliveries by Seller
4.2    Access to the Property
4.3    Right of Inspection and Termination
4.4     Service Contracts

ARTICLE 5    TITLE
5.1    Title Commitment
5.2    Status of Title
5.3    Objections to Title

ARTICLE 6    REPRESENTATIONS AND WARRANTIES
6.1    Representations and Warranties of Seller
6.2    Liability for Misrepresentations
6.3    Representations and Warranties of Purchaser

ARTICLE 7    COVENANTS
7.1    Obligations and Covenants of Seller

ARTICLE 8    APPORTIONMENTS
8.1    Apportionments
8.2    Transfer Taxes and Recording Fees
8.3    Schedule of Prorations
8.4    Survival

ARTICLE 9 CONDITIONS PRECEDENT
9.1    Purchaser’s Conditions to Closing
9.2    Seller’s Conditions to Closing

ARTICLE 10     DELIVERIES
10.1    Documents to be Delivered by Seller
10.2    Documents to be Delivered by Purchaser

ARTICLE 11 DEFAULTS
11.1    Seller’s Default
11.2    Purchaser’s Default

ARTICLE 12     DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY

ARTICLE 13     MISCELLANEOUS

13.1    Office of Foreign Asset Control and Anti-Money Laundering
13.2    Notices
13.3    Broker
13.4    Assignment
13.5    Time
13.6    Time Periods
13.7    Counterparts; Signature by PDF
13.8    Governing Law
13.9    Captions
13.10    Severability
13.11    Prior Understandings
13.12    As Is
13.13    Property Information and Confidentiality
13.14    Like-Kind Exchange
13.15    No Additional Undertakings
13.16    Undertakings by Seller and Purchaser
13.17    Survival of Representations and Warranties
13.18    Intentionally omitted
13.19    Attorneys’ Fees
13.20    Successors and Assigns
13.21    Construction
13.22    No Third Party Benefits
13.23    Waiver
13.24    Waiver of Trial by Jury
13.25    Mortgage Recording Tax
13.26    Regulation S-X

EXHIBITS

EXHIBIT A    LEGAL DESCRIPTION OF LAND

EXHIBIT B	LEASE INFORMATION, RENT ROLL AND SECURITY DEPOSITS
EXHIBIT C        DEED
EXHIBIT D    SERVICE CONTRACTS
EXHIBIT E        CLAIMS
EXHIBIT F        INTENTIONALLY OMITTED
EXHIBIT G    FORM OF ESTOPPEL CERTIFICATE
EXHIBIT H    BILL OF SALE
EXHIBIT I        SELLER’S CLOSING CERTIFICATE
EXHIBIT J        NOTICE TO TENANTS

EXHIBIT K	ASSIGNMENT AND ASSUMPTION OF LEASES AND SECUITY DEPOSITS

EXHIBIT L	ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS AND EQUIPMENT LEASES
EXHIBIT M    FIRPTA CERTIFICATE
EXHIBIT N    NOTICE TO CONTRACTORS
EXHIBIT O    NOTICE TO UTILITY COMPANIES

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into this 13th day of February, 2019 (the “Effective Date”), by and between MB LINCOLN MALL, L.L.C., a Delaware limited liability company, having an office at 332 S. Michigan Avenue, Ninth Floor, Chicago, Illinois 60604 (“Seller”), and LINCOLN MALL OWNER LLC, a Delaware limited liability company, having an office at c/o Acadia Realty Trust, 411 Theodore Fremd Avenue, Suite 300, Rye, New York 10580 (“Purchaser”).

RECITALS:

WHEREAS, Seller is the owner of the property commonly known as the Lincoln Mall, located at 622 George Washington Highway, in Lincoln, Rhode Island; and

WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase from Seller such property on the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

Article 1

INCORPORATION/INTEREST INCLUDED IN SALE

1.    Incorporation/Interest Included In Sale

1.1    Incorporation. The preambles to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

1.2    Sale of Property. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller for the Purchase Price (as defined in Section 2 hereof) and upon the terms and conditions hereinafter set forth, the following:

(a)    Land. That certain tract of land owned in fee simple by Seller, which is described in Exhibit A attached hereto (the “Land”), together with all rights, outlots, easements and interests appurtenant thereto, if any, including, but not limited to, any streets, sidewalks, alleys or other public ways adjacent to the Land and owned by Seller and any water or mineral rights owned by Seller.

(b)    Improvements. All buildings, improvements, fixtures and structures now or hereafter located on the Land, other than those improvements and fixtures that are owned by Tenants (as hereinafter defined) (the “Improvements”).

(c)    Leases. Seller’s interest as landlord under the leases and any lease amendments, modifications, guarantees, security deposits, letters of credit and other documents relating thereto described on Exhibit B (each a “Lease” and collectively, the “Leases”) with the Tenants (as hereinafter defined).

(d)    Personal Property. All personal property and other tangible property, now or hereafter located on the Land or in the Improvements and owned by Seller and used in connection with the Property (the “Personal Property”).

(e)    Intangible Property. All of the following, if any, in the possession or control of Seller: warranties (including, without limitation, roof warranties), guarantees, executory and service contracts (to the extent that such service contracts are assumed by Purchaser in writing as of Closing, collectively, the “Executory Contracts”), as-built plans and specifications for the Improvements, existing surveys, copies of any records and files pertaining to the ownership and operation of the Property (as defined below), and all licenses, copyrights, trademarks and permits, to which Seller is a party or as to which it has the benefit, relating to the Improvements or Personal Property, to the extent assignable (collectively, the “Intangible Property”). Seller hereby agrees to execute any documents additional to those provided for in this Agreement necessary to convey the Intangible Property to Purchaser, provided that such documents do not impose any additional liability or expense upon Seller in excess of that provided for in this Agreement.

(f)    Appurtenances. All rights, title and interest of Seller, if any, and without any warranty by Seller whatsoever, in all privileges, easements and appurtenances relating to the Land and the Improvements, including, without limitation (1) mineral, mining and water rights, (2) development rights and air rights, (3) easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, (i) access to a public way, (ii) right, title and interest in and to any land lying in the bed of any street, road or avenue opened or proposed, appurtenant to, abutting or adjoining the Land, to the center line thereof, (iii) right, title and interest in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damage to the Land by reason of change of any grade of any street and (iv) any certificates of occupancy, special exceptions, variances or site plan approvals or other authorizations issued or granted by any governmental authority (collectively, the “Appurtenances”).

The Land, Improvements, Leases, Personal Property, Executory Contracts, Intangible Property and Appurtenances are sometimes hereafter collectively referred to as the “Property”.

Article 2

PURCHASE PRICE

2.    Purchase Price. The purchase price (the “Purchase Price”) for the Property is the sum of Fifty-Seven Million and 00/100 Dollars ($57,000,000.00), payable by Purchaser to Seller as follows:
(a)    Deposit. Within three (3) Business Days after the Effective Date, the sum of Two Million and 00/100 Dollars ($2,000,000.00) (together with interest earned thereon, the “Deposit”) shall be paid by electronic wire transfer of immediately available federal funds to an account with Kensington Vanguard National Land Services (“Escrow Agent”). In the event that such funds are not received by Escrow Agent within three (3) Business Days after the Effective Date, then Seller, at its sole option, may cancel this Agreement. For purposes of this Agreement, “Business Day” shall mean any day of the week other than (i) Saturday and Sunday, or (ii) a day on which banking institutions in New York, New York are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.
(b)    Balance of Purchase Price. On the Closing Date (as defined in Section 3.1), the Purchase Price, less the Deposit, subject to adjustment and proration pursuant to Article 8 below, to be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrow Agent or as Escrow Agent may direct to Purchaser prior to the Closing. Any interest earned on the Deposit shall be credited to Purchaser against the Purchase Price.
2.1    Deposit Provisions.
(a)    Upon the Closing, Escrow Agent is authorized and directed to pay the Deposit to Seller (or as Seller may direct) by the method of payment instructed by Seller.
(b)    Upon receipt by Escrow Agent prior to the end of the Inspection Period (as hereinafter defined) of notice from Purchaser to Seller stating that Purchaser has terminated this Agreement pursuant to its rights under the Inspection Period, Escrow Agent shall deliver the Deposit to Purchaser.

(c)    Upon receipt of a written notice from Seller stating that Seller is entitled under this Agreement to the Deposit and demanding payment of the same, Escrow Agent shall deliver the Deposit to Seller, subject, however, to the conditions set forth in subparagraph (g) below.

(d)    Upon receipt of a written notice from Purchaser, stating that Purchaser is entitled under this Agreement to the return of the Deposit (other than as set forth in subparagraph (b) above) and demanding payment of the same, Escrow Agent shall deliver the Deposit to Purchaser, subject, however, to the conditions set forth in subparagraph (g) below.
(e)    Upon Purchaser’s request and the receipt of a Form W-9 from Purchaser, Escrow Agent shall invest and reinvest the proceeds of the Deposit, and any interest earned thereon, in an interest bearing account bearing interest at a rate determined by the applicable investing bank institution. The party entitled to receive the interest earned on the Deposit shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are respectively set forth on the signature page hereof.
(f)    Escrow Agent, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Agreement. In the event of any dispute, Escrow Agent shall have the right to deposit the Deposit in court to await the resolution of such dispute. Escrow Agent shall give prompt notice of such deposit to Seller and Purchaser. Escrow Agent shall not incur any liability by reason of any action or non‑action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof.
(g)    Except as otherwise provided for in Section 2.1(b), Escrow Agent shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrow Agent does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served in accordance with Section 13.2 on such party, Escrow Agent is hereby authorized and directed to make such payment or delivery. If Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment or delivery, Escrow Agent shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction. In any event, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction.
(h)    In the event of a dispute between Seller and Purchaser regarding the disposition of the Deposit, Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. Seller and Purchaser, jointly and severally, agree to reimburse Escrow Agent, upon demand, for the reasonable costs and expenses including attorneys’ fees incurred by Escrow Agent in connection with its acting in its capacity as Escrow Agent. Each of Purchaser and Seller jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all suits, actions, loss, costs, claims, damages, liabilities, and expenses which are incurred by reason of its acting as Escrow Agent unless same was caused by the gross negligence or willful misconduct of the Escrow Agent. Escrow Agent may charge against the Deposit any amounts owed to it under the foregoing indemnity. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any costs and fees paid by the prevailing party or paid from the escrowed funds to Escrow Agent in accordance with the aforementioned sentence.

(i)Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent including but not limited to: (i) any loss, cost or damage which Escrow Agent may incur as a result of serving as escrow agent hereunder, except for any loss, costs or damage arising out of its own willful misconduct or gross negligence; or (ii) any loss or impairment of the Deposit deposited with a federally insured financial institution, to the extent resulting from the failure, insolvency, or suspension of the depositary (except, in all cases, to the extent arising from the willful misconduct or gross negligence of Escrow Agent). Purchaser and Seller acknowledge that they are aware that the Federal Deposit Insurance Corporation (FDIC) coverage applies only to a cumulative maximum amount for each individual depositor for all of depositor’s accounts at the same or related institution. Purchaser and Seller are further aware that Escrow Agent is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account.

Article 3

CLOSING

3.    Closing.

Subject to the adjournments expressly allowed in this Agreement, the closing of title (the “Closing”) shall take place, time being of the essence, ten (10) Business Days after the expiration of the Inspection Period (as hereinafter defined); provided, however, that Purchaser shall have the right to adjourn the Closing from time to time for up to ten (10) Business Days, in the aggregate, following the date originally scheduled for the Closing at no additional cost. The Closing shall take place by escrow deliveries of documents and funds to the Title Company (as hereinafter defined) (the actual date of closing is herein referred to as the “Closing Date”) pursuant to reasonably acceptable escrow instructions that will provide, among other things, that the transfer documents will be released only upon the Title Company being unconditionally prepared to deliver to Purchaser (subject to the receipt of payment of the applicable premium and costs) a title insurance policy insuring that fee title to the Property is vested in Purchaser free and clear of liens and encumbrances other than the Permitted Exceptions.

Article 4

PURCHASER’S INSPECTION
4.1    Deliveries by Seller. Seller agrees to provide Purchaser with all documents and information reasonably requested to complete its due diligence, including, without limitation, access to the books and records of the Property and to permit access to the Property for Purchaser to perform environmental and engineering reviews and other investigations in accordance with this Article 4.
4.2    Access to the Property.
(a)    Commencing on the date Purchaser has delivered to Seller the insurance certificate required pursuant to Section 4.2(d) and then for so long as this Agreement is in effect, Purchaser and Purchaser’s agents designated in writing to Seller (“Purchaser’s Agents”) shall be entitled to enter upon the Property during regular business hours upon at least one (1) Business Day prior telephonic notice to conduct inspections of the Property. Seller shall have the right to have a representative accompany Purchaser on all such inspections. Purchaser shall conduct its inspections so as not to interfere unreasonably with the use of the Property by Seller, the Tenants or with the management of the Property by any property manager of the Property. Notwithstanding anything to the contrary contained herein, but subject at all times to the rights of Tenants under the Leases, Purchaser may interview any tenant at the Property provided Purchaser notifies Seller at least two (2) Business Days in advance of such interview. Seller has the right to have a representative present at any tenant interview conducted by Purchaser in accordance with the terms of this Agreement.
(b)    Any such inspection shall be at the sole cost of Purchaser and Purchaser shall at its expense comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting any inspection of the Property.
(c)    Neither Purchaser nor Purchaser’s Agents shall undertake any inspection which involves the removal or disturbance of any physical aspect of the Property (including, without limitation, environmental testing and sampling, other than a typical “Phase I” environmental inspection) or perform any other invasive activities at the Property (“Due Diligence Activity”) without first obtaining Seller’s prior written consent thereto, which consent may be subject to any terms and conditions imposed by Seller in its sole discretion, and which consent Seller may withhold in its sole discretion. If Purchaser wishes, or Purchaser’s Agents wish, to perform any Due Diligence Activity, they shall first submit to Seller a written description of (i) the proposed Due Diligence Activity, (ii) the proposed dates for the Due Diligence Activity, (iii) a list of Purchaser’s Agents or contractors who will conduct the Due Diligence Activity (it being acknowledged and agreed, for clarity, that the consummation of a Phase II (as hereinafter defined) by EBI Consulting during the Inspection Period shall be deemed pre-approved by Seller for purposes of this Section 4.2(c)), and (iv) such other information as may be reasonably requested by Seller regarding the nature and scope of same. Purchaser shall also provide to Seller evidence of insurance covering any Due Diligence Activity by Purchaser, Purchaser’s Agents or contractors on the Property. Purchaser shall conduct any Due Diligence Activity only at the times and by the agents and contractors specified in Seller’s consent.
(d)    Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, members, employees and agents (collectively, the “Indemnitees”) from and against any and all actual (and not contingent) liability, damage, loss, cost or expense, including, without limitation, reasonable third-party attorneys’ fees and expenses and court costs, incurred by Indemnitees arising from or in connection with Purchaser’s inspection or physical testing on the Property (collectively, the “Claims”), except to the extent caused by the gross negligence or willful misconduct of the Indemnitees. Notwithstanding anything to the contrary provided herein, Purchaser shall not indemnify the Indemnitees for any Claims arising from pre-existing conditions of the Property except to the extent the same are aggravated by Purchaser or Purchaser’s Agents. In order to further to protect Seller from any such claims, demands, or suits, Purchaser agrees that it will deliver to Seller (and will cause each of Purchaser’s Agents to deliver to Seller) prior to their respective entry, a certificate of liability insurance, showing Seller and Highlands REIT, Inc. as an additional insured and complying with the coverage specified on the certificate of insurance attached hereto as Schedule 4.2(d) (an “Approved COI”); it being acknowledged and agreed that Purchaser delivered to Seller prior to the Effective Date a copy of an Approved COI and that same shall be deemed sufficient in satisfaction of the aforementioned obligations under this Section 4.2(d). The provisions of this Section 4.2(d) shall survive the Closing or any termination of this Agreement.
(e)    Purchaser shall, at its sole expense, clean up and repair any damage to the Property caused by Purchaser or Purchaser’s Agents after Purchaser’s or Purchaser’s Agents’ entry thereon so that the Property shall be returned substantially to the same condition that existed prior to Purchaser’s or Purchaser’s Agents’ entry thereon. The provisions of this Section 4.2(e) shall survive any termination of this Agreement.

4.3    Right of Inspection and Termination. As used in this Agreement, the term “Inspection Period” means the period commencing upon the Effective Date and ending at 5:00 p.m., Eastern Standard Time, on the date that is thirty (30) days from the Effective Date (as may be extended in accordance with the express terms of this Section 4.3). In the event Purchaser is not satisfied with the results of its review of the Property for any reason or no reason, Purchaser shall deliver to Seller (with a copy to Escrow Agent), on or prior to the expiration of the Inspection Period, written notice of Purchaser’s election to terminate this Agreement (a “Termination Notice”). In the event that Purchaser is satisfied with the results of its review of the Property, Purchaser shall deliver to Seller (with a copy to Escrow Agent), on or prior to the expiration of the Inspection Period, written notice of Purchaser’s election to proceed with the transaction contemplated by this Agreement (a “Notice to Proceed”) and the Inspection Period shall expire on such delivery. Notwithstanding anything to the contrary contained herein, in the event that Purchaser shall have commenced (or caused to be commenced) during the Inspection Period a Phase II environmental site assessment (a “Phase II”) but such Phase II shall not have been completed prior to the expiration of the Inspection Period, then Purchaser shall have a one-time right to extend the Inspection Period upon written notice to Seller prior to the expiration thereof (a “DD Extension Notice”) for up to thirty (30) additional days as may be reasonably necessary in order to complete and review the Phase II. On or prior to the expiration of such extended Inspection Period, Purchaser shall deliver to Seller (with a copy to Escrow Agent) either (x) a Notice to Proceed or (y) in the event that Purchaser is not satisfied with the results of the Phase II, a Termination Notice. In the event Purchaser fails to deliver to Seller either a Termination Notice, a Notice to Proceed or, to the extent applicable, a DD Extension Notice, on or prior to the expiration of the Inspection Period, then Purchaser shall be deemed to have elected to terminate this Agreement, and, upon request of Seller, Purchaser shall promptly execute and deliver to Seller a written acknowledgement of termination. Upon timely receipt of a Termination Notice by Seller, or upon Purchaser’s being deemed to have elected to terminate the Agreement for failure to timely deliver a Notice to Proceed (or a DD Extension Notice, to the extent applicable), the Deposit will be refunded in full to Purchaser and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the provisions that expressly survive termination.
4.4     Service Contracts. Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller in writing at least five (5) Business Days prior to Closing which, if any, of the Service Contracts Purchaser does not wish to assume at Closing and Seller shall terminate, at its sole cost and expense and prior to the Closing Date, those Service Contracts specified in Purchaser’s notice. Notwithstanding the foregoing, without any notice from Purchaser, Seller shall be obligated to terminate prior to the Closing any management agreement or listing agreement affecting the Property.
Article 5

TITLE

5. 1    Title Commitment. Within five (5) days from the date hereof, Purchaser shall order a commitment for title insurance (the “Title Commitment”) from a title company licensed to do business in the State of Rhode Island (the “Title Company”) and Purchaser shall instruct the Title Company to deliver a copy to Seller.
5.2     Status of Title. Seller shall deliver and Purchaser shall accept title to the Property and consummate the transaction contemplated by this Agreement subject only to (i) real estate taxes not yet due and payable (subject to apportionment as provided in Article 8 below), (ii) title exceptions created by Purchaser and (iii) any matters, defects, encumbrances, encroachments or other objections to title that are not timely objected to by Purchaser in accordance with Section 5.3 below (the title exceptions described in (i), (ii) and (iii) herein sometimes referred to collectively as "Permitted Exceptions").
5.3    Objections to Title

(a)Within five (5) business days prior to the expiration of the Inspection Period, Purchaser shall have the right to object in writing to the following: (i) any title matters that appear on the Title Commitment and any supplemental title reports or updates to the Title Commitment, and (ii) any matters that appear on the survey or any survey update obtained by Purchaser, if any (any objections that Purchaser is permitted to and timely makes in accordance with the foregoing terms of this sentence shall be referred to herein as the “Title Objections”).
(b)Seller may elect (but, except as set forth in Section 5.3(d), shall not be obligated) to remove or cause to be removed any Title Objection and Seller shall notify Purchaser in writing within two (2) Business Days after receipt of Purchaser’s notice of Title Objections (but, in any event, prior to the expiration of the Inspection Period) whether Seller elects to remove all or any of such Title Objections. The failure of Seller to respond in writing within such period shall be deemed an election by Seller not to remove such Title Objections. If Seller elects (or is deemed to have elected) not to remove one or more Title Objections, then on or prior to the expiration of the Inspection Period, Purchaser may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be delivered to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which by their terms specifically survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Purchaser to terminate this Agreement in accordance with clause (i) in the immediately preceding sentence shall be deemed an election to proceed in accordance with clause (ii) in the immediately preceding sentence. Any such Title Objection so waived (or deemed waived) by Purchaser shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c)In addition, after the expiration of the Inspection Period, Purchaser shall have the right to object in writing to any title matter which (i) is not a Permitted Exception, (ii) would adversely affect Purchaser’s title to the Property, and (iii) first appears on any supplemental title reports or updates to the Title Commitment or survey issued after the expiration of the Inspection Period, so long as such title objection is made by Purchaser within five (5) Business Days after Purchaser becomes aware of such title matter (but, in any event, prior to the Closing Date) (any such title objection that Purchaser is permitted to and timely makes in accordance with the foregoing terms of this sentence shall be referred to herein as a “Gap Title Objection”). Seller may elect (but, except as set forth in Section 5.3(d), shall not be obligated) to remove or cause to be removed any Gap Title Objection and Seller shall notify Purchaser in writing within five (5) Business Days after receipt of Purchaser’s notice of Gap Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to remove all or any of such Gap Title Objections. The failure of Seller to respond in writing within such period shall be deemed an election by Seller not to remove such Gap Title Objections. If Seller elects (or is deemed to have elected) not to remove one or more Gap Title Objections, then, within five (5) Business Days after Seller’s election (or deemed election), but, in any event, prior to the Closing Date, Purchaser may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be delivered to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which by their terms specifically survive the termination of this Agreement, or (ii) waive such Gap Title Objections and proceed to Closing. Failure of Purchaser to respond in writing within such five (5) Business Day period shall be deemed an election by Purchaser to terminate this Agreement in accordance with clause (i) in the immediately preceding sentence. Any such Gap Title Objection so waived (or deemed waived) by Purchaser shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d)Notwithstanding anything in Article 5 to the contrary, to the extent that any Title Objections and Gap Title Objections have not been caused by Purchaser or any of Purchaser’s agents:

(i)Seller shall be obligated to remove at or prior to Closing each of the following (collectively, the “Obligatory Title Cure Matters”): (x) all liens evidencing monetary encumbrances, whether or not liquidated (including any tax liens for taxes that are delinquent or mechanic’s liens) or judgments of a liquidated amount evidencing monetary encumbrances, (y) all mortgage liens encumbering the Property and judgment liens filed against Seller (in each case regardless of amount) and (z) any other involuntary lien so long as such involuntary liens described in this clause (z) do not exceed, in the aggregate, One Hundred Thousand and 00/100 Dollars ($100,000.00); and

(ii)To the extent Seller fails to remove the foregoing items in this Section 5.3(d) at or prior to the time of Closing (which Purchaser may elect to extend in its sole discretion to allow Seller the opportunity to cure or remove such Obligatory Title Cure Matters), Purchaser may elect to close the purchase of the Property, cure or remove the non-approved matters which have not been removed and, if they are matters required to be removed by Seller, credit the reasonable costs of such cure or removal against the Purchase Price payable by Purchaser at Closing.

Article 6

REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties of Seller. Seller hereby represents, warrants and covenants to Purchaser that the following are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

(a)    (i)    Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, and authorized to conduct business in the State in which the Property is located. Seller has the right, power and authority to execute, deliver and perform this Agreement, has taken all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the Closing deliveries contemplated hereby shall not require the consent of any third-party and does not violate (i) the organizational documents of Seller or (ii) any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound. This Agreement and all other documents required by this Agreement to be executed by Seller shall constitute, when executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

(ii)     Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(b)    (i)    True, correct and complete copies of all Leases, including all agreements, amendments, guarantees, side letters and other documents relating thereto are set forth on Exhibit B hereto, and except as otherwise expressly noted on Exhibit B, have been delivered to Purchaser. The Leases have not been modified or amended except as described on Exhibit B hereto and they are in full force and effect. The Leases constitute the only leases, licenses, guaranties or other agreements for the use or occupancy of the Land or the Improvements.

(ii)    The information on the rent roll attached hereto as Exhibit B is true, correct and complete in all material respects.

(iii)    Except as set forth on Exhibit B: (1) no tenant, licensee or franchisee under a Lease (each, a “Tenant”) has paid any rent, fees, or other charges for more than one month in advance which would result in any Tenant’s ability to credit such advance payment against any payment due by Tenant after the Closing Date, (2) no Tenant has contested in writing any tax, operating cost or other escalation payments or occupancy charges, or any other amounts payable under its Lease, (3) all work required to be performed by Seller in connection with the Leases has been completed and fully paid for and unconditionally accepted by the Tenants, (4) no Tenant is entitled to any free rent, abatement of rent, inducement or incentive payment or other similar concession, and no brokerage commission, tenant improvement allowance or similar concession or compensation is payable (or will, with the passage of time or occurrence of any event, or both, be payable) with respect to any Lease (including in connection with the exercise of any option to extend or renew, whether previously or hereafter exercised), and (5) Seller has not sent out any notices of default to any Tenants nor has Seller received any notices of default from any Tenant which, in either case, remain uncured.

(iv)    Exhibit B sets forth all security deposits held by Seller, none of which are in the form of letters of credit or any other type of collateral other than cash.

(e)Except for this Agreement and as expressly contained in the Leases, there are no outstanding agreements, options, rights of first refusal, rights of first offer, conditional sales agreements or other agreements regarding the purchase and sale of the Property or the lease or occupancy of any part of the Property.
(f)True, correct and complete copies of all service or maintenance contracts to which Seller or its affiliates are a party relating to or affecting the Property (including any amendments with respect thereto) are set forth in Exhibit D (collectively, the “Service Contracts”), copies of which have been delivered to Purchaser. No notice of default has been issued, nor received, by Seller under any Service Contract which has not since been cured or otherwise resolved.
(g)Seller has not received written notice from any governmental authority alleging that the Property is in violation of any applicable laws, ordinances or regulations.
(h)To the best of Seller’s knowledge, there are no pending or threatened notices, claims, actions or proceedings (condemnation, eminent domain, zoning or otherwise) including, without limitation, governmental investigations, pending, or relating to, the Property or against Seller or any of its affiliates or agents, or the transactions contemplated by this Agreement, except as set forth on Exhibit E annexed hereto and made a part hereof (the items set forth on Exhibit E being referred to herein, collectively, as the “Identified Claims”). Each of the Identified Claims are covered by Seller’s insurance, and Seller shall indemnify and hold harmless Purchaser and each of Purchaser’s affiliates, parents, subsidiaries, members, successors, assigns, shareholders, trustees, officers and directors (collectively, the “Purchaser Indemnified Parties”), from and against any and all loss, damage, claim, cost and expense (including, without limitation, reasonable attorneys’ fees) arising out any third party tort claim or any other claim regarding bodily injury or property damage relating to the Property for the period prior to Closing. The foregoing indemnification obligation of Seller shall survive the Closing.
(i)To the best of Seller’s knowledge, (1) there are no special or other governmental, quasi-governmental, public or private assessments for public improvements or otherwise now affecting the Property (other than those special assessments or typical municipal maintenance and operation of such items as sewer, water, drainage and the like which appear annually as a part of the real estate tax bill affecting the Property) and (2) there are no contemplated improvements affecting the Property that may result in special assessments affecting the Property other than as set forth on Schedule 6.1(g); without limiting the generality of the foregoing, the Property is not subject to any lien of any homeowners, landowners or other association having a common purpose other than as set forth on Schedule 6.1(g).
(j)To Seller’s knowledge, except as disclosed in the environmental report(s) listed on Schedule 6.1(h) attached hereto, the Property is in compliance in all material respects with all hazardous substance laws and environmental laws.

(i)    There are no employment or collective bargaining agreements to which Seller is a party which will be binding on Purchaser after the Closing and no employees which Purchaser will be obligated to retain.

(j)    Seller has provided to Purchaser operating statements for the Property for the last three (3) years used by Seller in the ordinary course of business.

(k)    Except as set forth on Schedule 6.1(k), there are no tax certiorari proceedings filed or pending with respect to the Property for the current tax year or subsequent tax years.

(l)     Seller is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA or a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and the assets of Seller are not deemed “plan assets” of one or more such plans for purposes of Section 406 of ERISA or Section 4975 of the Code. In addition, Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and no transaction by or with Seller contemplated by this Agreement will violate any state statute applicable to any governmental plan that is similar to Section 406 of ERISA or Section 4975 of the Code.

(m)    Except as set forth on Schedule 6.1(m), there are no other unrecorded agreements, letters or other documents binding upon Seller or which shall be binding upon the Property after Closing regarding the Declaration of Condominium for Lincoln Mall Condominiums recorded with the applicable local recorder’s office in Book 1190, Page 104 (the “Condominium Declaration”) (or the condominium regime described herein) or that certain Operation and Easement Agreement dated as of October 22, 2004 by and between Target Corporation and LB Lincoln Mall Holdings LLC (the “OEA”). For purposes of this Agreement, the term “Condominium Documents” shall mean, collectively, the Condominium Declaration and any and all other documents identified on Schedule 6.1(m) attached hereto.

1.	Liability for Misrepresentations.

(a)
Subject to the provisions of Section 6.2(b) below, if Purchaser obtains actual knowledge, at or prior to Closing, that any representation of Seller shall fail to be true in any material respect as of the Effective Date or as of the Closing Date, as the case may be, Purchaser's remedies shall be either (i) to terminate this Agreement and receive the return of the Deposit together with an amount necessary to reimburse Purchaser for any and all third party costs and expenses actually incurred by Purchaser in connection with the proposed purchase of the Property, including, without limitation, attorneys’ fees, title and survey charges, loan commitment fees and due diligence costs in an amount not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Termination Payment”), and upon the receipt of same, this Agreement shall be null and void and of no further force or effect and, except for those provisions expressly stated to survive the termination of this Agreement, neither party shall have any rights or obligations against or to the other or (ii) waive such misrepresentation and proceed to Closing. If the Closing shall take place without Purchaser making an objection to an untrue representation of which Purchaser shall have actual knowledge, Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be liable to Purchaser for the Termination Payment, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that occurs between the Effective Date and the Closing Date if such results from a fact or circumstances that is either (x) expressly permitted under the terms of this Agreement or approved by Purchaser after the Effective Date in accordance with this Agreement; (y) was not caused by Seller, or (z) is beyond the reasonable control of Seller to prevent, and such shall constitute the non-fulfillment of a condition precedent to Purchaser obligations at the Closing, and Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Purchaser, and neither party shall have further obligations to the other party except to the extent such obligations expressly survive termination pursuant to the terms hereof.

(b)	The provisions of this Section 6.2 shall survive the Closing or termination of this Agreement.

2.Representations of Purchaser. Purchaser hereby represents and warrants to Seller that the following are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

(c)Purchaser is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. Purchaser has the right, power and authority to execute, deliver and perform this Agreement, has taken all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the Closing deliveries contemplated hereby shall not require the consent of any third-party and does not violate (i) the organizational documents of Purchaser or (ii) any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound. This Agreement and all other documents required by this Agreement to be executed by Purchaser shall constitute, when executed, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(d)ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(e)Pending Actions. There is no action, suit, arbitration, unsatisfied order, decree or judgment, government investigation or proceeding pending or, to Purchaser’s knowledge, threatened, against Purchaser or relating to which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

Article 7

COVENANTS

7.1    Obligations and Covenants of Seller.

(a)    Prior to the Closing Date, Seller shall (or shall cause its affiliates to), at Seller’s sole cost and expense:

(i)    Maintain and operate the Property in substantially the same condition and manner as the Property is now maintained and operated and in accordance with the terms and conditions of the Leases, the Condominium Documents and the OEA and make or cause to be made any and all repairs and replacements reasonably required to deliver the Property to Purchaser at Closing in its present condition, normal wear and tear and loss by casualty excepted;

(ii)    Promptly deliver to Purchaser (a) a copy of any notices issued or received by Seller (including, without limitation, a notice of default) received under any mortgage, Lease or Service Contract, (b) a copy of any notices issued or received in connection with any pending or threatened litigation, actions, suits, claims and other proceedings affecting the Property or in connection with the use, possession or occupancy thereof (including, with respect to any hazardous substances or any labor troubles at the Property) and (c) notice of any Damage or proposed Taking or of any violations of any hazardous substances laws or other environmental laws;

(iii)    Maintain all Permits in full force and effect and promptly deliver notice to Purchaser of any intention of Seller or its affiliates to seek any new Permit as well as copies of any notices of violations; and

(iv)    Maintain, in full force and effect, the current insurance policies on the Property.

(b)    Prior to the Closing Date, Seller shall not and shall cause its affiliates not to:

(i)    Modify, amend, renew, extend, terminate or otherwise alter any Service Contracts or any other contracts of Seller or its affiliates affecting the Property which will remain in effect more than thirty (30) days after Closing or enter into any new Service Contract or other contract which will remain in effect after Closing, in each case without the prior written consent of Purchaser in its sole discretion (Purchaser shall notify Seller of its consent or refusal within five (5) Business Days after Seller’s written request for consent). Purchaser's failure to timely respond in writing to Seller's request shall be deemed disapproval of such request;

(ii)    Remove from the Property any article of Personal Property except in the ordinary course or as may be necessary for repairs, or the discarding of worn-out or useless items, provided, however, that any article of Personal Property removed for repairs shall be returned to the Property promptly upon its repair and shall remain a part of the Personal Property whether or not such article shall be located on the Property at the time of the Closing Date and any article so discarded shall be replaced prior to the Closing Date with a new article of similar quality and utility;

(iii)     Commence, prosecute, settle and/or withdraw proceedings to review any real estate tax assessment for the Property without the prior written consent of Purchaser in its sole discretion (Purchaser shall notify Seller of its consent or refusal within five (5) Business Days after Seller’s written request for consent). Purchaser's failure to timely respond in writing to Seller's request shall be deemed disapproval of such request;
(iv)    Undertake or commence any renovations or alterations at the Property, except those necessary to comply with any of the provisions of this Agreement, without the prior written consent of Purchaser in its sole discretion (Purchaser shall notify Seller of its consent or refusal within five (5) Business Days after Seller’s written request for consent). Purchaser's failure to timely respond in writing to Seller's request shall be deemed disapproval of such request; and
(v)     Sell, lease, transfer or otherwise encumber any right, title or direct or indirect interest whatsoever in or to the Property, including any development rights appurtenant to the Property.
(c)    From and after the date hereof, Seller shall not enter into any new leases or modify, amend, renew, terminate or extend any existing Lease (except where required pursuant to the express terms and conditions of the applicable Lease) (collectively, “New Leases”) without the prior written approval of Purchaser, which shall be in Purchaser’s sole discretion. Purchaser agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within five (5) Business Days after Purchaser's receipt of Seller's request, which request shall contain copies of all material information related to such request and a summary of the material terms of the proposed New Lease. Purchaser's failure to timely respond in writing to Seller's request shall be deemed disapproval to the proposed New Lease. Seller shall, from time to time, inform (orally or in writing) Purchaser of any New Lease negotiations and promptly give notice to Purchaser of any New Lease and a copy of any instruments executed and any material information delivered in connection with the New Lease.
(d)     Seller shall not enforce its rights against the Tenants by summary proceeding, drawing down or application of security deposits or in any other manner without the prior written consent of Purchaser in its sole discretion (Purchaser shall notify Seller of its consent or refusal within five (5) Business Days after Seller’s written request for consent). Purchaser's failure to timely respond in writing to Seller's request shall be deemed disapproval of such request.
Article 8
APPORTIONMENTS
8.1    Apportionments.
(a)    The following items shall be apportioned as of 11:59 p.m. of the day immediately preceding the Closing Date:
(i)    Fixed rents, additional rents, percentage rents, prepaid rents and all other sums and credits due or payable under the Leases (including, without limitation, operating expense escalation payments and real estate tax escalation payments, if any, payable under the Leases), as and when collected, subject to part (b) of this Article;
(ii)    Real estate taxes and personal property taxes (if any), on the basis of the calendar year for which the same are levied, imposed or assessed, subject to part (e) of this Article;
(iii)    Charges for water, sewer rents, electricity, steam, gas and telephone, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any of such utilities is measured by meters, Seller on the Closing Date shall furnish a current reading of each meter; and provided, further, that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued;
(iv)    Fuel, if any, at Seller’s cost therefor (as determined by its fuel supplier);
(v)    Amounts paid or payable pursuant to Executory Contracts that will be assumed by Purchaser pursuant to Section 4.4 above, provided same are not otherwise charged directly to the Tenants;
(vi)     If on the Effective Date, the Property or any part thereof shall be affected by an assessment or assessments which are or may become payable in installments or a lump sum, Seller shall be responsible for any installments which are then a charge or lien or which are otherwise certified as of the Closing Date and Purchaser shall be responsible for all other installments of any such assessment;
(vii)     Any amounts payable by parties under agreements affecting or encumbering the Property including, without limitation, the Condominium Documents and the OEA; and
(viii)     Such other items as are customarily apportioned in accordance with real estate closings of commercial properties in the jurisdiction in which the Property is located.

(b)    If, on the Closing Date, any items of additional rent (including real estate tax and operating expense escalations) or percentage rent under the Leases (collectively, “Lease Obligations”) shall not have been ascertained and cannot be finalized prior to the Closing Date, then as soon as such information is available or ascertainable, but not later than one hundred and twenty (120) days after the end of the calendar year in which Closing occurs, Seller shall provide to Purchaser Seller's proposed reconciliation of Lease Obligations incurred and collections received for the period of Seller's ownership of the Property, including, without limitation, a final statement of (i) all operating expenses for the Properties which are actually paid by Seller and permitted to be passed through to Tenants, as applicable, with respect to the portion of the calendar year occurring before the Closing, together with copies of all documentation evidencing the foregoing, including copies of third-party invoices and copies of Seller’s books and records applicable thereto, and (ii) all estimated payments of operating expenses and/or common area maintenance costs under the Leases passed through to Tenants and received by Seller with respect to the reconciliation year (collectively, “Seller’s Proposed Reconciliation”). Purchaser shall review Seller’s Proposed Reconciliation and shall be responsible for preparing Purchasers' reconciliation of Lease Obligations incurred and collections received for the period of Purchaser's ownership of the Property ("Purchasers' Proposed Reconciliation"), and reconciling same with Seller's Proposed Reconciliation. To the extent, there is a discrepancy between Seller's Proposed Reconciliation and Purchaser's Proposed Reconciliation, Purchaser and Seller shall cooperate to reconcile same within one hundred and eighty (180) days after the end of the calendar year in which Closing occurs. In the event that there are no discrepancies between Seller’s Proposed Reconciliation and Purchaser’s Proposed Reconciliation or in the event of any discrepancies, after reasonable agreement or a reasonable determination thereof, Seller and Purchaser shall be entitled to their pro rata share of any Lease Obligations based on the pro rata shares of Lease Obligations actually incurred by such party. If the amount of Lease Obligations collected by Seller for such year is less than Seller's pro rata share of the actual aggregate Lease Obligations collected for such year, then Purchaser shall promptly remit the difference to Seller only to the extent actually collected from the Tenants, but not otherwise. If the amount of Lease Obligations collected by Seller for the calendar year in which the Closing occurs exceeds the pro rata share of the actual aggregate Lease Obligations collected for such year, then Seller shall remit such excess amounts to Purchaser within thirty (30) days after such determination. Upon receipt of such excess amounts, Purchaser shall promptly remit the applicable portion to the particular Tenants entitled thereto.

(c)    Seller or its affiliates and Purchaser shall maintain and make available to each other any books or records reasonably necessary for the adjustment of any item pursuant this Article.

(d)    Any rents collected by Seller or Purchaser after the Closing Date shall be held in trust for the other party and applied as follows: (i) first, to rentals due and payable for the calendar month (or other applicable collection period) in which the Closing occurs, if unpaid, (ii) to any months (or periods) subsequent to the month (or period) in which the Closing Date occurs, until all such outstanding amounts are paid in full, and (iii) to any rents past due for periods preceding the calendar month (or period) in which the Closing Date occurs (the “Arrears”). Seller agrees to remit to Purchaser within ten (10) Business Days of receipt thereof any and all rents collected by Seller from and after the Closing Date, and Purchaser shall thereafter promptly remit to Seller any such rents as to which Seller is entitled as hereinbefore provided in this clause (d). With respect to any such rents collected by Purchaser for the account of Seller, Purchaser may deduct therefrom all reasonable third party expenses incurred in connection with the collection thereof. Purchaser shall have no obligation to commence any actions or proceedings to collect any such Arrears, declare a default under any Lease or against any tenant or incur any material cost in connection with the collection of Arrears. From and after the date hereof, Seller shall not be permitted to commence a lawsuit against existing Tenant for Arrears.

(e)    If the Closing Date shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount when determined. If Seller receives a refund of real estate taxes relating to the Property it shall promptly remit to Purchaser such refund (net of the reasonable expenses incurred by Seller) for distribution by Purchaser to Tenants, as applicable, and any remaining balance applicable to Seller’s period of ownership shall be distributed by Purchaser to Seller. The parties agree to cooperate with each other to effectuate any such refunds.

(f)    In the event that (i) any leasing commissions, tenant improvement allowances or inducement or incentive payments payable with respect to the Leases (whether such payment obligation accrues before or after Closing) have not been paid by Seller prior to Closing, or (ii) a Tenant has made a payment to Seller in advance for more than one (1) month in advance or is entitled to any free rent or abatement of rent for the period from and after Closing, Purchaser shall be entitled to a credit against the Purchase Price equal to such amounts.

(g)    For clarity, if any tenant is entitled to a credit against its rent payment in connection with prepaid rent or such tenant’s overpayment of rent or other sums owing to Seller under its Lease, to the extent such credit is not applied prior to Closing, Purchaser shall receive a credit at Closing for such amounts.

8.2    Closing Costs. Any transfer taxes required to be paid in connection with recording the Deed shall be paid by Seller. All recording charges shall be paid by Purchaser, except that the cost of any preparation and recordation of any releases and termination statements required in order for Seller to deliver clean title to the Property to Purchaser at Closing shall be paid by Seller. Each party shall pay fifty percent (50%) of all escrow fees incurred in connection with the Closing. Purchaser shall be responsible for the cost of an owner’s title insurance policy, any endorsements thereto and any updates to the existing survey of the Property. Each party shall be responsible for (a) its own attorneys’ fees, except as expressly set forth in Section 13.19 and (b) its own expenses in connection with the transactions contemplated hereby, except as expressly provided herein.

8.3    Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property not less than three (3) Business Days prior to Closing. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

8.4    Survival. This Article 8 shall survive the Closing for one year and shall not merge with the Deed.

Article 9

CONDITIONS PRECEDENT

9.1    Purchaser’s Conditions to Closing. The obligation of Purchaser to cause the transaction contemplated herein to be consummated is subject to the satisfaction of the following conditions (collectively, the “Purchaser Conditions Precedent”) on or prior to the Closing Date:

(a)    All of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects when made as if made on the Effective Date and on the Closing Date.

(b)    Seller shall perform, observe and comply in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.

(c)    (x)    Seller shall use commercially reasonable efforts to deliver to Purchaser estoppel certificates from each Tenant, substantially in the form annexed hereto as Exhibit G and made a part hereof (unless a Tenant’s lease permits such Tenant to use its own form of estoppel, in which event such form may be used), in each case, (x) showing no adverse matters or other matters otherwise inconsistent with Seller’s representations in this Agreement and (y) dated not more than thirty (30) days prior to the Closing Date (each, a Tenant Estoppel”). At a minimum, Seller shall be obligated to deliver to Purchaser an executed Tenant Estoppel from (A) each of Cinema World, CW Lanes & Games, Fresenius Kidney Care, Home Goods, Lincoln Tech, Marshalls, Maxx Fitness Club, Ocean State Job Lot, Party City and Stop & Shop (collectively, the “Major Tenants”) and (B) at least sixty-five percent (65%) of the remaining Tenants at the Property, based upon leased gross leasable area (together with the Major Tenants, collectively, the “Required Tenants”). Seller will deliver to Purchaser, for Purchaser’s review and approval, completed forms of the tenant estoppel certificates containing the information contemplated thereby prior to delivery thereof to the respective Tenants. Within five (5) days following Purchaser’s receipt thereof, Purchaser will either (x) approve any such completed tenant estoppel form for delivery to the applicable Tenant or (ii) set forth in reasonable detail all changes which Purchaser believes to be appropriate to make the completed estoppel certificate accurate and complete under the applicable lease. For purposes of this Section 9.1(c), without limiting the foregoing in this section, any tenant estoppel certificate shall be deemed to show an adverse matter if it (i) includes any document not listed on Exhibit B attached hereto for such Tenant, or omits a document set forth on such Exhibit B, and such document is deemed material by Purchaser, in its reasonable discretion, or (ii) identifies any uncured defaults of Seller or Tenant under the applicable Lease, any material claim by such Tenant or any material economic deviation or other material deviation from the information contained on the form submitted to the Tenant for execution or as set forth in the applicable Lease.

(y)    Seller shall deliver to Purchaser an estoppel certificate from each of (1) the Lincoln Mall Condominium Association, Inc. (the “Association”) under the Condominium Documents (the “Association Estoppel”) and (2) Target Corporation (“Target”) under the OEA (the “OAE Estoppel”), in accordance with the following: (i) Seller shall request estoppel certificates from the Association and Target, each on a form reasonable acceptable to Purchaser; it being agreed that if the Association and/or Target is required or permitted under the terms of the Condominium Documents or the OEA, as applicable, to provide less information or to otherwise make different statements in a certification of such nature, then Purchaser shall accept any other form of estoppel certificate (or modifications to the original estoppel form) to the extent consistent with the minimum requirements set forth in the Condominium Documents or the OAE, as applicable. However, under no circumstances shall Purchaser be required to accept any Association Estoppel or OAE Estoppel delivered in connection with this Section to the extent that either the Association or Target, as applicable, discloses therein any material default by Seller or any other material adverse matters or other matters otherwise inconsistent with Seller’s representations in this Agreement in any material respect.

(d)    The Title Company shall be unconditionally willing and irrevocably committed to issue to Purchaser an ALTA extended coverage Owner’s Policy of title insurance as of the Closing Date with coverage in the amount of the Purchase Price insuring that fee simple title to the Property is vested in Purchaser, subject only to the Permitted Exceptions.

(e)    Seller shall provide fully executed amendments to each of the Homegoods Lease and Marshalls Lease (as each such term is defined on Exhibit B hereto) (collectively, the “Co-Tenancy Leases”), in form and content satisfactory to Purchaser, setting forth the following revisions:

(1)	with respect to Section 4.7 of each Co-Tenancy Lease:

(i)	changing all references therein to “K-Mart” and its approximate location to: “Target” and its current location; and

(ii) removing the requirement for any replacement co-tenant to comply with Section 4(A) and Section 4(B) of Schedule B of the Co-Tenancy Leases; and

(2) with respect to Section 4(A) of Schedule B of each Co-Tenancy Lease, clarify that the such restriction does not apply to the premises currently occupied by Target; and

(3) with respect to Section 4(B) of Schedule B of each Co-Tenancy Lease, changing any reference to the K-Mart premises (or similar term) as depicted on the Lease Plan to: the Target premises in its current location.

(f)    Seller shall comply with (or, with respect to clause (i) of this Section 9.1(f) only, provide evidence of exemption from): (i) R.I.G.L. Section 44-30-71.3 pertaining to the non-resident seller withholding and deliver to Purchaser and the Title Company prior to the Closing Date evidence of same in the form of a completed and executed RI Form 71.3 Election and RI Form Certificate of Withholding Due approved and stamped by the Rhode Island Division of Taxation or, as applicable, delivery of a Seller’s Residency Affidavit (the foregoing documents in this Section 9.1(f)(i) are hereinafter collectively referred to as the “Seller RI Withholding Documents”) and (ii) R.I.G.L. Section 44-11-29, Section 44-19-22, Section 28-40-15 and Section 28-43-2 relating to the sale of a major part in value of the seller’s Rhode Island assets as evidenced by copies of the statutory notices referred to in said statutes, together with a Certificate of Good Standing of Seller from the Rhode Island Division of Taxation (the foregoing documents in this Section 9.1(f)(ii) are hereinafter collectively referred to as the “Seller RI Tax Clearance Documents”).

(g)    The obligation of Purchaser to close the transaction contemplated herein is subject to the express conditions precedent set forth in this Agreement, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular Purchaser Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Purchaser Condition Precedent at Closing (subject to any extension rights expressly set forth in this Agreement), Purchaser may elect, in its sole discretion, to terminate this Agreement and receive the Deposit.

9.2    Seller’s Conditions to Closing. The obligation of Seller to cause the transaction contemplated herein to be consummated is subject to satisfaction of the following conditions (collectively, the “Seller Conditions Precedent”) on or prior to the Closing Date:

(a)    Purchaser shall deliver the funds required under this Agreement for the balance of the Purchase Price to Seller.

(b)    All of the representations and warranties of Purchaser contained in this Agreement shall have been true, correct and complete in all material respects when made on the Effective Date and on the Closing Date, as if made originally on the Closing Date.

The obligation of Seller to close the transaction contemplated herein is subject to the express conditions precedent set forth in this Section 9.2, each of which is for the sole benefit of Seller and may be waived at any time by written notice thereof from Seller to Purchaser. The waiver of any particular Seller Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Seller Condition Precedent at Closing (subject to any extension rights expressly set forth in this Agreement), Seller may elect, in its sole discretion, to terminate this Agreement.

Article 10

DELIVERIES

10.1    Documents to be Delivered by Seller. At or before the Closing, Seller shall deliver the following, each executed and acknowledged by Seller or such other party as indicated below to the extent appropriate (except with respect to item (a), which shall be delivered at least two (2) Business Days prior to the Closing):

(k)Tenant Estoppels from all of the Required Tenants;

(b)    Any “as-built” plans and specifications for the buildings, to the extent in the possession of Seller;

(c)    Copies (and originals, if available) of the Leases and any other leases entered into by Seller from and after the date hereof in accordance with the terms of this Agreement;

(d)    A quitclaim deed (the “Deed”) substantially in the form of Exhibit C;

(e)    Bill of sale for the Personal Property substantially in the form of Exhibit H;

(a)	The security deposits and any interest accrued thereon (by way of a credit against the Purchase Price);

(g)    An updated rent roll dated as of the Closing Date and represented and certified by Seller to be true, correct and complete in all material respects;

(h)    An updated schedule of Arrears dated as of the Closing Date and represented and certified by Seller to be true, correct and complete in all respects;

(i)    All certificates of occupancy, permits, maintenance records, operating manuals, guarantees and warranties pertaining to the Property, and all keys, combinations and security codes for all locks and security devices for the Property, in each case, to the extent in the possession of Seller;

(j)    A certificate of Seller repeating its representations and warranties, except as noted thereon substantially in the form of Exhibit I;

(k)    A letter to each of the Tenants advising them of the change in ownership and management of the Property and the transfer of the security deposits and directing that rentals or other payments thereafter be paid to a payee designated by Purchaser, and otherwise complying with applicable law substantially in the forms of Exhibit J;

(l)    Seller’s counterpart to the assignment and assumption of leases and security deposits substantially in the form of Exhibit K (the “Assignment of Lease”);

(m)    Seller’s counterpart to the assignment and assumption of service contracts substantially in the form of Exhibit L (the “Assignment of Service Contracts”);

(n)    FIRPTA Certificate substantially in the form of Exhibit M;

(o)    Notices to those vendors providing services to the Property that Purchaser desires to retain substantially in the form of Exhibit N;

(p)    Notices to those utility companies providing services to the Property substantially in the form of Exhibit O;

(q)    A standard owner’s/seller’s title affidavit, together with a Mechanic’s Lien affidavit and a Parties in Possession affidavit, to the Title Company, and such additional customary documents as shall be required by the Title Company to issue the Owner’s Policy and to provide gap coverage;

(r)    Such evidence or documents as may reasonably be required by Purchaser or the Title Company evidencing the authority of Seller (and the person(s) who are executing the various documents on behalf of Seller) to consummate the transactions contemplated by this Agreement, including, without limitation, a Good Standing Certificate of Seller issued by the Rhode Island Secretary of State;

(s)    Seller’s counterpart to a closing statement prepared in accordance with Section 8.3 hereof (the “Closing Statement”);

(t)    All transfer and other tax declarations for the Property as may be required by applicable law in connection with the transactions contemplated by this Agreement (the “Transfer Tax Forms”), duly executed and sworn to by Seller and, to the extent required, by the Title Company;

(u)    Written resignations of any directors, officers and/or other representatives appointed by Seller under the Condominium Documents and the OEA, and an assignment of Seller’s right, title and interest in and under the Condominium Documents and OEA, in each case to the extent required pursuant to the terms and conditions of the Condominium Documents and the OEA; and

(v)    The Seller RI Withholding Documents and the Seller RI Tax Clearance Documents.

10.2    Documents to be Delivered by Purchaser. At or before the Closing, Purchaser shall deliver the following, each executed and acknowledged by Purchaser or such other party as indicated below to the extent appropriate:

(a)    Purchaser’s counterparts to the Assignment of Leases;

(b)    Purchaser’s counterparts to the Assignment of Service Contracts;

(l)Purchaser’s counterpart to the Closing Statement; and

(m)a Form 71.3 Remittance.

Article 11

DEFAULTS

11.1    Seller’s Default. If Seller shall default in performance of its obligations under this Agreement, then, Purchaser shall be entitled to either (i) terminate this Agreement and require that Seller cause the return of the Deposit and pay the Termination Payment to Purchaser, or (ii) the right to specific performance of Seller’s obligations hereunder, or (iii) to seek damages in the event and only in the event that (a) Seller commits a fraud under this Agreement as determined by a court of competent jurisdiction, and/or (b) specific performance shall not be available as a remedy to Purchaser due to the conveyance of the Property to a third party in violation of this Agreement .

11.2    Purchaser’s Default. If Purchaser shall default in performance of its obligations hereunder by failing to close as set forth in this Agreement, the sole right of Seller shall be to recover and the sole liability of Purchaser at law or in equity shall be to pay liquidated damages in the amount of the Deposit, such amount being fixed as such by reason of the fact that the actual damages to be suffered by Seller in such event are in their nature uncertain and unascertainable with exactness and because Purchaser would not have entered into this Agreement unless Purchaser were exculpated from personal liability as herein provided. Seller shall not seek or obtain any money or other judgment against Purchaser or any disclosed or undisclosed partner, principal, officer or employee of Purchaser or against the assets or estate of Purchaser or any of the foregoing persons, and Seller’s sole recourse for payment of said amounts shall be to the Deposit.

Article 12

DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY

12.    Destruction, Loss or Diminution of Property. If, between the date of Purchaser’s Notice to Proceed and the Closing Date, all or any portion of the Property is damaged by fire or natural elements, or other causes (the “Damage”), or the Property is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, a “Taking”) then the following procedures shall apply:

(a)    If the cost of required repair or replacement related to or arising out of the Damage, or if the diminution of the value of the Property as a result of the Taking, is Two Million and 00/100 Dollars ($2,000,000.00) or less, Purchaser shall proceed to close and take the Property as diminished by such events, subject (in the event of Damage) to a reduction in the Purchase Price equal to the full amount of the cost to repair or replace the Damage to the Property and Seller shall be entitled to retain all insurance proceeds relating to such Damage. In the event of a Taking, there shall be no such reduction in the Purchase Price, but the full amount of any award payable with respect to the Taking shall belong to Purchaser (and all awards from a Taking shall be paid over to Purchaser and all claims for any such award shall be assigned to Purchaser at Closing).

(b)    If the cost of required repair or replacement related to or arising out of the Damage, or if the diminution of the value of the Property as a result of the Taking, is greater than Two Million and 00/100 Dollars ($2,000,000.00), then Purchaser, at its sole option, may elect either to: (i) terminate this Agreement by written notice to Seller given at or prior to the Closing and receive the return of the Deposit; or (ii) proceed to close under this Agreement and accept the Property as diminished by such event , in which event (x) all insurance proceeds paid and all claims for insurance proceeds on account of the Damage shall be assigned to Purchaser by instruments of assignment and proofs of claim acceptable to Purchaser and its adjuster, (y) in the event of Damage, Purchaser shall be entitled to a reduction in the Purchase Price equal to the full amount of any applicable insurance deductible, and (z)all awards from a Taking shall be paid over to Purchaser and all claims for any such award shall be assigned to Purchaser.

(c)    Notwithstanding the provisions of this Article 12 to the contrary, in the event the Taking or Damage is of such a nature that either: (A) any Tenant could terminate its lease due solely to the Taking or Damage; or (B) access to or visibility of the Property is materially and adversely affected; or (C) the available parking at the Property after the Taking or Damage is materially and adversely affected as to no longer comply with applicable zoning laws, then in lieu of any of Purchaser’s other remedies under this Agreement, Purchaser may elect, within ten (10) days after receipt of such notice of the Taking or Damage, to terminate this Agreement prior to the Closing Date and receive the return of the Deposit.

(d)    The cost of repair or replacement related to or arising out of the Damage shall be determined by Seller and Purchaser, in their reasonable determination, or, if they are unable to agree, by an independent engineer selected by two other engineers, one of whom shall be selected by Purchaser and the other to be selected by Seller. The diminution of the value of the Property as a result of any Taking shall be determined by Seller and Purchaser, in their reasonable determination, or, if they are unable to agree, by an appraiser selected by two other appraisers, one of whom shall be selected by Purchaser and the other to be selected by Seller.

Article 13

MISCELLANEOUS

13.1    Office of Foreign Asset Control and Anti-Money Laundering.

(a)    Seller and Purchaser each represents and warrants to the other that: (i) it is not acting, directly or, to its knowledge, indirectly, for or on behalf of any person, group, entity or nation listed by the United States Treasury Department as a Specially Designated National and Blocked Person (“SDN List”), or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (ii) it is not engaged in this transaction directly or, to its knowledge, indirectly on behalf of, or facilitating this transaction directly or, to its knowledge, indirectly on behalf of, any such person, group, entity or nation.

(b)     Seller and Purchaser each represents and warrants to the other that it is not a person and/or entity with whom United States Persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. App. §5; any executive orders promulgated thereunder; any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on the SDN List); or any other applicable law of the United States.
(c)    Seller and Purchaser each represents and warrants to the other that no person and/or entity who is named on the SDN List has any direct interest in Seller or Purchaser, as applicable, with the result that the direct investment in Seller or Purchaser, as applicable, is prohibited by any applicable law of the United States.
(d)    Seller and Purchaser each represents and warrants to the other that none of the funds of Seller and Purchaser have been derived from any unlawful activity with the result that the direct investment in Seller or Purchaser is prohibited by applicable law of the United States.
(e)    Seller and Purchaser each represents and warrants to the other that it is not in violation of the U.S. Federal Bank Secrecy Act, as amended by Title III (the “International Money Laundering Abatement and Financial Anti-Terrorism Act”) of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), Public Law 107-56; its implementing regulations promulgated by the U.S. Department of Treasury Financial Crimes Enforcement Network (31 CFR Part 103); or any other anti-money laundering law of the United States.

    13.2    Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by delivery in person, or (iv) by electronic mail in PDF format or its equivalent (with an additional copy to be sent using one of the methods described in clause (i) through (iii) above). Notices shall be deemed served (x) in the case of certified mail, overnight courier or hand delivery, on the date actually delivered to or rejected by the intended recipient, and (y) in the case of email, when transmitted by sender (provided a copy of such email is deposited with an overnight courier for next day delivery properly addressed and paid for), if such electronic transmission occurs at or before 5:00pm local time on a Business Day; otherwise such notice shall be deemed to have been given on the next succeeding Business Day. Notwithstanding the foregoing, notice(s) which advise the other party of a change of address of the party sending such notice or of such party’s attorney shall not be deemed served until actually received by the party to whom such notice is addressed or delivery is refused by such party. All notices shall be addressed to the parties at the addresses below:

To Seller:    Highlands REIT, Inc.
332 S. Michigan Avenue, Ninth Floor
Chicago, Illinois 60604
Attn: Robert J. Lange
Email: robert.lange@highlandsreit
With a copy to:    ______________________
Levenfeld Pearlstein, LLC
Two North LaSalle Street, Suite 1300
Chicago, Illinois 60602
Attention: Elizabeth C. O’Brien, Esq.
E-mail: eobrien@lplegal.com

To Purchaser:    Lincoln Mall Owner LLC
c/o Acadia Realty Trust
411 Theodore Fremd Avenue, Suite 300
Rye, New York 10580
Telephone: 914.288.8138
Attention: General Counsel
Email: legalnotices@acadiarealty.com

To Escrow Agent:Kensington Vanguard National Land Services, LLC
39 West 37th Street, 3rd Floor
New York, NY 10018
Telephone: 212-532-8686 Ext. 3702
Attention: Kashima A. Loney, Esq.

The attorneys for the parties are hereby specifically authorized to give and to receive notice on behalf of their respective client.

13.3    Broker. Seller represents, warrants and covenants to Purchaser that Seller has not dealt with any broker in connection with this Agreement except Jones Lang LaSalle (the “Broker”), and Seller shall be responsible for the payment of all brokerage commissions to the Broker pursuant to a separate agreement. Purchaser represents, warrants and covenants to Seller that Purchaser has not dealt with any broker in connection with this Agreement other than the Broker. Seller and Purchaser shall indemnify and defend each other against any costs, claims and expenses, including reasonable attorneys’ fees, arising out of their breach of their respective parts of any representation or agreement contained in this section. The provisions of this section shall survive Closing or, if Closing does not occur, the termination of this Agreement.

13.4    Assignment. This Agreement may be assigned by Purchaser without the consent of Seller to an affiliate of Purchaser (which shall be deemed to include Acadia Realty Trust or any subsidiary thereof) upon three (3) days’ prior written notice to Seller.

13.5    Time. Time is of the essence of this Agreement.

13.6    Time Periods. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next succeeding Business Day.

13.7    Counterparts; Signature by PDF. This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement. For purposes of this Agreement, signatures transmitted by electronic mail in PDF format shall be deemed to be an original.

13.8    Governing Law. This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State of Rhode Island without giving effect to conflict of laws principles thereof.

13.9    Captions. The captions at the beginning of the several paragraphs, respectively, are for convenience in locating the context, but are not part of the context.

13.10    Severability. In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

13.11    Prior Understandings. This Agreement, the Exhibits and the Schedules attached hereto embody the entire contract between the parties hereto with respect to the Property and supersede any and all prior agreements and understandings, written or oral, formal or informal by and between Seller and Purchaser. No extension, changes, modifications or amendment to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extensions, changes, modifications, or amendments made or claimed by Seller or Purchaser shall have any force or effect whatsoever unless the same shall be in writing and fully executed by Seller and Purchaser.

13.12    As Is.

(a)    Purchaser expressly acknowledges that the Property is being sold and accepted “AS-IS, WHERE-IS, WITH ALL FAULTS” except as may otherwise be specifically provided in this Agreement.

(b)    This Agreement, as written, contains all of the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any of Seller’s affiliates, nor any of their agents or representatives, has made any representations or held out any inducements to Purchaser except as set forth in this Agreement, or in any document or instrument delivered by Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in this Agreement or in any document or instrument delivered by Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller’s affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth in this Agreement or in any document or instrument delivered by Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby.

(c)    In the event this Agreement is not terminated then, it shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Property, is thoroughly acquainted with and accepts its condition, and has reviewed, to the extent necessary in its discretion, all the Property Information (as hereinafter defined). Except as set forth in this Agreement or in any document or instrument delivered by Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby, Seller shall not be liable or bound in any manner by any oral or written “setups” (marketing packages containing information about the Property) or information pertaining to the Property or the rents furnished by Seller, Seller’s affiliates, their agents or representatives, any real estate broker, or other person.

(d)    Except as set forth in this Agreement (including without limitation all documents executed in connection with the Closing and any other documents or instruments delivered by Seller to Purchaser in connection with Closing), Purchaser hereby waives, releases and forever discharges Seller, its affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, representatives, agents, successors and assigns (collectively, the “Released Parties”), and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses, whether caused by, arising from, or premised, in whole or in part, upon Seller’s acts or omissions, and notwithstanding that such acts or omissions are negligent or intentional, or premised in whole or in part on any theory of strict or absolute liability, which Purchaser, its successors or assigns, may have or incur in any manner or way connected with, arising from, or related to the Property, including without limitation (i) the environmental condition of the Property, or (ii) actual or alleged violations of environmental laws or regulations in connection with the Property and/or any property conditions. Purchaser agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Purchaser by virtue of the provisions of any law which would limit or detract from the foregoing general release of known and unknown claims. Notwithstanding anything contained herein to the contrary, Purchaser shall have the right to implead Seller into any third party tort claim or action relating to matters arising prior to the Closing.

(e)    The provisions of this Section 13.12 shall survive the termination of this Agreement and the Closing.

13.13	Property Information and Confidentiality.

(a)    Purchaser agrees that, prior to the Closing, all Property Information (as hereinafter defined) shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser’s Representatives (as hereinafter defined), in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser’s Representatives, directly or indirectly, for any purpose other than evaluating the Property or otherwise in connection with the transactions contemplated hereby. Moreover, Purchaser agrees, that prior to the Closing, the Property Information will be transmitted only to Purchaser’s Representatives who need to know the Property Information for the purpose of evaluating, operating, financing or investing in the Property, and who are informed by Purchaser of the confidential nature of the Property Information. The provisions of this Section 13.13 (A) shall in no event apply to Property Information that (i) is a matter of public record or becomes available to the public, (ii) was in Purchaser’s possession prior to disclosure by Seller on a non-confidential basis, (iii) Purchaser acquires from another person who is not bound by a confidentiality agreement with Seller, and (B) shall not prevent Purchaser from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

(b)    Each of Purchaser and Seller hereby agree that between the date hereof and the Closing Date, it shall not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transaction contemplated herein, without first obtaining the written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transaction contemplated in this Agreement, with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding anything to the contrary provided for herein, the parties expressly agree that, prior to Closing, Purchaser is permitted to release, without the consent of Seller, any press release or public disclosure (oral or written) relating to this transaction, provided that such press release or public disclosure (i) does not include the identity of Seller or its affiliates or the specific address or name of the property and (ii) notwithstanding the foregoing may contain the general location of the Property and/or the Purchase Price. Notwithstanding anything contained herein to the contrary, from and after the date of Closing and subject to the requirements of law, including the requirements of any governmental agency having jurisdiction over Seller or Purchaser or any legal process, the parties hereby agree that Purchaser may disclose to the public, and may issue one or more press releases related to the transaction without Seller’s consent, provided such disclosures or press releases do not specifically identify Seller or its affiliates.

(c)    Purchaser and Seller shall indemnify and hold each other harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorney’s fees and disbursements) suffered or incurred by either party and arising out of or in connection with a breach by the other of the provisions of this Section 13.13.

(d)    In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall, as requested, promptly deliver to Seller, or destroy, and provide written notice to Seller confirming such destruction, all originals and copies of the Property Information previously provided by Seller to Purchaser in the possession of Purchaser and Purchaser’s Representatives; provided, however, that the return or destruction of such information shall not be a condition precedent to the return of the Deposit, and the Deposit shall be returned to Purchaser notwithstanding any claim by Seller that Purchaser has failed or refused to comply with its obligations under this Section 13.13(d).

(e)    As used in this Agreement, the term “Property Information” shall mean all information and documents in any way relating to the Property provided by Seller, the operation thereof or the sale thereof furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents, or other representatives, including, without limitations, attorneys, accountants, contractors, consultants, engineers, potential lenders and investors and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any of Seller’s affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, consultants, brokers or advisors.

(f)    In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall have the right to seek equitable relief against the other, including, without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Article 13.13; provided that, for the avoidance of doubt, no breach of this Article 13.13 shall excuse either party from performing its obligation to close the transactions contemplated hereby.

(g)    The provisions of this Article 13.13 shall survive the termination of this Agreement and the Closing.

13.14    Like-Kind Exchange. Purchaser and Seller agree and acknowledge that each of them shall have the right to seek to qualify the transaction contemplated herein as a like-kind exchange under Section 1031 of the Code. In the event that either party (as applicable, the “Requesting Party”) exercises its right under this Agreement to seek to qualify any such transaction contemplated herein as a like-kind transaction under Section 1031, the other party (the “Non-Requesting Party”) agrees to cooperate reasonably in the exchange, at the Requesting Party's sole cost, expense and liability (whether before, at or after Closing), and execute any additional agreements which such requesting party reasonably determines to be necessary, and the non-requesting party reasonably approves, for the transaction or transactions represented by this Agreement to qualify as part of a like-kind exchange under Code Section 1031 either prior to or after Closing provided that (i) the non-requesting party incurs no additional liability, cost or expense; and (ii) the non-requesting party shall not be required to take title to any property other than the property which is the subject of this Agreement. Furthermore, except as provided in Section 13.4 hereof each party expressly acknowledges and agrees that both party's rights under this Agreement are assignable only to the extent necessary to permit such assigning party to seek to qualify the transaction as part of a like-kind exchange under the Code provided, however, that any such assignment shall not release the assigning party from its obligations hereunder. The requesting party further agrees to indemnify and hold non-requesting free and harmless from any cost, expense or liability, including reasonable attorney fees, resulting from non-requesting party's participation in any such exchange for the benefit of requesting party. Notwithstanding the foregoing, (i) any exchange or proposed exchange (including any tax consequences to either party) shall be at the sole risk of the requesting party, (ii) no such exchange or proposed exchange shall delay or postpone Closing, and (ii) should requesting party fail for any reason to effect a tax deferred exchange as contemplated in this Section 13.14, then and in any such event, the purchase by requesting party of the Property shall be consummated in accordance with the terms and conditions of this Agreement as though the provisions of this Section 13.14 had been omitted herefrom, except that non-requesting shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 13.14 shall release requesting party of any of its obligations or liabilities under this Agreement, whether arising before, at or after Closing.

13.15    No Additional Undertakings. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Except with respect to the foregoing obligations, Purchaser shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

13.16    Undertakings by Seller and Purchaser. Seller and Purchaser each agree to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transaction contemplated hereby and to vest title to the Property in Purchaser. Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purpose of this Agreement. This Section 13.16 shall survive the Closing and the delivery of the Deed.

13.17    Survival of Representations and Warranties.
(a)     Except as otherwise explicitly provided, the representations and warranties set forth herein shall survive the Closing and delivery of the Deed for a period of nine (9) months (as such period may be extended if a claim is timely made as hereinafter provided, the “Survival Period”); it being acknowledged and agreed that if Purchaser delivers to Seller a Breach Notice (as hereinafter defined) prior to the expiration of the Survival Period (a “Surviving Period Claim”), then the “Survival Period” shall be deemed to continue but only with respect to the Surviving Period Claim(s) until the full and final disposition of any such Survival Period Claim(s).
(b)     If, after the Closing, Purchaser obtains actual knowledge that any representation or warranties made by Seller in this Agreement, in any closing documents delivered by Seller at the Closing were untrue, inaccurate or incorrect in any material respect when made, Purchaser shall notify Seller of any claim for damages, reimbursement or other relief arising out of such untruth, inaccuracy or incorrectness of a representation or warranty (the “Post-Closing Damages”) in writing (a “Breach Notice”) on or before the expiration of the Survival Period, and, if Seller disputes Purchaser’s entitlement to such alleged Post-Closing Damages, Purchaser shall commence an action, suit or proceeding with respect to such claim or claims for Post-Closing Damages within thirty (30) days after receiving written notice from Seller that Seller so disputes Purchaser’s entitlement to Post-Closing Damages. Notwithstanding the foregoing, (i) there shall be no liability for Post-Closing Damages unless, and only to the extent that, such Post-Closing Damages exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate, and (ii) there shall be no liability for any Post-Closing Damages in excess of the sum of One Million Four Hundred Twenty-Five Thousand and 00/100 Dollars ($1,425,000.00) in the aggregate (“Liability Cap”). Seller hereby covenants and agrees at all times during the Survival Period (as the same may be extended in accordance with Section 13.17(a) above), in order to satisfy any potential liability of Seller hereunder or after Closing for breach of any representations and warranties, covenants and indemnities contained herein or in any conveyance documents, to (a) maintain the Seller entity in good standing in its state of organization and the state where the Real Property is located, and (b) remain solvent and maintain a minimum net worth and liquid assets (in the form of cash or other readily available federal funds from the net proceeds of the sale of the Property) in an amount equal to or greater than the Liability Cap.  The terms and provisions of this Section 13.17 shall survive the Closing for the duration of the Survival Period (as the same may be extended in accordance with Section 13.17(a) above).

13.18    Intentionally omitted.

13.19    Attorneys’ Fees. If either party institutes a legal proceeding against the other party in connection with this Agreement, the losing party in such proceeding shall reimburse the prevailing party for all reasonable attorneys’ fees paid by the prevailing party in connection with such proceeding. The provisions of this Section shall survive the Closing or termination of this Agreement.

13.20     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, if any.

13.21     Construction. The terms “hereof,” “herein,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

13.22    No Third Party Benefits. This Agreement is made for the sole benefit of Seller and Purchaser and their respective successors and assigns and no other person shall have any right, remedy or legal interest of any kind by reason of this Agreement.

13.23     Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 13.23 shall survive the Closing or the termination hereof.

13.24     Waiver of Trial by Jury. Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 13.24 shall survive the closing or the termination hereof.

13.25    Intentionally Omitted.

13.26    Regulation S-X. Seller shall use its reasonable efforts to cooperate with Purchaser and its auditors to provide, from and after the date hereof, access at all reasonable times to all financial and other information relating to the Property necessary for Purchaser and its auditors to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (“SEC”) or other materials required for any registration statement, report or other disclosure to be filed with the SEC or necessary to comply with any SEC rule or regulation, in each case to the extent in Seller’s possession; provided, however, that Purchaser shall pay for any reasonable, actual out-of-pocket costs incurred by Seller in connection with its obligations under this Section 13.26 and Purchaser hereby waives any and all claims, liabilities and damages that may be raised by Purchaser against Seller, its agents or affiliates and releases Seller and its agents and affiliates from any such claims, liabilities and damages, in each case arising with respect to Seller’s actions or omissions pursuant to this Section 13.26; provided that this waiver and release shall in no way constitute a waiver, release or otherwise compromise Purchaser’s rights and/or Seller’s liabilities with respect to Seller’s obligations elsewhere in this Agreement (excluding this Section 13.26). The obligation of Seller to use reasonable efforts to cooperate with Purchaser and its auditors shall survive the Closing for a period of one hundred eighty (180) days.

[Signatures Appear On Following Pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

MB LINCOLN MALL, L.L.C.,
a Delaware limited liability company

By: HIGHLANDS REIT, INC., a Maryland corporation

        By:    /s/Richard Vance
Name:    Richard Vance, President and CEO

PURCHASER:

LINCOLN MALL OWNER LLC,
a Delaware limited liability company

By:    /s/ Jason Blacksberg
Name:     Jason Blacksberg
Title:     Senior Vice President

[Signatures Continue on Following Page]

The Escrow Agent joins in the execution of this Agreement solely for the purpose of its agreement to hold the Deposit in escrow in accordance with the terms hereof.

ESCROW AGENT:

KENSINGTON VANGUARD NATIONAL LAND SERVICES

By:    /s/ Kashima A. Loney__________________________________
                Name:    Kashima A. Loney
Title:     Vice President and Underwriting Counsel